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                                                                    Exhibit 99.1

                                                Contact:  Craig N. Cohen
                                                Phone:    314-214-7000
                                                E-mail:   cnc@talx.com

          TALX CORPORATION EXPRESSES CONFIDENCE IN LONG-TERM PROSPECTS
               BUT WARNS OF WEAKNESS IN ITS SECOND FISCAL QUARTER

ST. LOUIS, Mo. (October 1, 2001) - TALX Corporation (NASDAQ: TALX) announced today that it expects its year ending March 31, 2002 earnings will be in the $0.58 to $0.62 per diluted share range, excluding one-time charges.

         TALX expects total revenues for its second fiscal quarter ended September 30, 2001 to be between $11.4 and $11.7 million. Net earnings, before one-time charges, are anticipated to be between $1.3 and $1.6 million, or between $0.10 and $0.12 per diluted share. These amounts compare to $10.8 million in revenues, $1.2 million in net earnings, and $0.12 in diluted earnings per share for the comparable quarter last year. The one-time charges, including write-off of capitalized software costs related to the customer premises systems line of business, inventory write-downs, regional office closure costs, and severance payments, will amount to approximately $2.8 million on a pre-tax basis, and approximately $.13 per share on an after-tax basis. All per share amounts reflect the Company's recently announced 10 percent stock dividend, payable on October 18. The First Call consensus estimate for the quarter was $0.15 per share, which also reflected the stock dividend.

         "Our eChoice benefits enrollment business, which is included in the Human Resources and Benefits Application Services revenue line, has not been the growth driver that we had anticipated," William W. Canfield, chairman and chief executive officer, explained. "Continuing declines in the general economic conditions caused many excellent prospects to make decisions during the last half of the quarter to postpone automating their benefits enrollment for this year. As a result, our revenues for both the quarters ending September 30 and December 31 will be adversely affected. These have typically been the most active quarters for our benefits enrollment business."


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         Canfield continued, "Accordingly, we have made significant reductions in our cost structure, to bring costs in line with revenue expectations in this slower economic climate. This includes a staff reduction of approximately 17 percent of the total work force. The cost savings will reduce annual operating costs, beginning in the quarter ending December 31, by approximately $5.1 million on a pre-tax basis, which translates to $0.23 per share on an after-tax basis."

         "The events of September 11 have also adversely affected the transaction volume of The Work Number Services, which, nonetheless, maintained healthy margins and remained the dominant contributor to profitability. We remain quite optimistic about the long-term growth potential of The Work Number Services. In fact, transaction volume in the last week of September returned to August levels."

         Canfield concluded, "With the actions that we have taken over the past several weeks to reduce our cost structure and given our current expectations of client and prospect activity, we would expect revenues for the fiscal year to be in the $47 to $49 million range and our earnings per share for the full fiscal year, excluding the one-time charges, to approach our previously stated growth target of 50 percent. As an indicator of our confidence, we have been actively repurchasing stock in the open market during the past two weeks."

         A conference call to discuss the contents of this press release is scheduled for Tuesday, October 2, at 8:00 a.m. Central Daylight Time. To participate in this call, dial (800) 450-0788. A digitized replay of the call will be in effect from 3:00 p.m. CDT on October 2 through midnight on Thursday, October 3. The replay number is (800) 475-6701 and the access code is 605578.

         TALX Corporation is a leading application service provider (ASP) for Human Resources, Benefits and Payroll employee services. TALX hosts employee service applications that empower employees to complete transactions independently utilizing multimedia including Web, interactive voice response, speech recognition, fax and e-mail. TALX's premier applications are The Work Number(R), America's leader in employment and salary verification and Benefits Enrollment. Based in St. Louis, Missouri, TALX Corporation's common stock trades on the NASDAQ Stock Market(R) under the symbol TALX. For more information about TALX Corporation call 314-214-7000 or access the company's Web site at www.talx.com.

         Statements in this news release expressing the beliefs and expectations of management regarding future performance are forward-looking statements including,



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without limitation, expectations for revenues, cost-savings and earnings per share, the growth potential of The Work Number Services, and any other plans, objectives, expectations and intentions contained in this release that are not historical facts. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. These risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from those expressed or implied by our forward-looking statements.

         These risks and uncertainties include, without limitation, the risks detailed in the Company's final prospectus dated August 3, 2001, and those described in other documents and reports filed from time to time with the Securities and Exchange Commission, press releases and other communications. These risks include, but are not limited to, (1) continuation of or further deterioration in general economic and business conditions, whether due to the development of or increase in hostilities or otherwise, (2) our ability to successfully market and expand The Work Number(R) and our other products and services, (3) risk or uncertainty regarding possible applicability of the Fair Credit Reporting Act to The Work Number(R) (4) intense competition in the interactive web and interactive voice response industry, (5) risk of interruption of computer network and telephone operations, (6) risks associated with intellectual property rights, (7) risks associated with rapid technological change, (8) risks associated with a lengthy sales cycle and (9) our ability to maintain the accuracy and confidentiality of employee information.